FOR IMMEDIATE RELEASE                                                                                                NEWS

May 12, 2014                                                                                                   NYSE MKT: GORO

GOLD RESOURCE CORPORATION REPORTS FIRST QUARTER RESULTS WITH NET INCOMEOF $0.13 PER SHARE; MAINTAINS 2014 PRODUCTION OUTLOOK

COLORADO SPRINGS – May 12,  2014 –  Gold Resource Corporation (NYSE MKT: GORO) (the “Company”) reported its production results for the first quarter ended March 31, 2014 of 23,734 ounces precious metal gold equivalent (calculated at actual sales price ratio of 64:1)  while decreasing its total cash cost by 18% over the first quarter of 2013. Gold Resource Corporation is a gold and silver producer with operations in the southern state of Oaxaca, Mexico.  The Company has returned over $96  million to shareholders in monthly dividends since commercial production July 1, 2010, and offers shareholders the option to convert their cash dividends into physical gold and silver and take delivery.

2014 Q1 HIGHLIGHTS

•	23,734 ounces mill production, precious metal gold equivalent
•	20,600 precious metal gold equivalent ounces sold
•	Total cash cost of $422 per precious metal gold equivalent ounce (including 5% royalty)
•	Total cash cost decrease of 18% from Q1 2013 and 38% since Q4 2013
•	$17.4 million Cash Flow from Mine Site Operations
•	Net income of $7.1 million, or $0.13 per share
•	Dividend distributions of $1.6 million, or $0.03 per share for quarter
•	Cash and Cash Equivalents increased $4.5 million from prior quarter
•	1,159 tonnes milled per day, a 28% increase from Q4 2013

Overview of Q1 2014 El Aguila Project Results

Gold Resource Corporation’s El Aguila Project produced 23,734 ounces of precious metal gold equivalent at a total cash cost of $422 per ounce. Realized average metal price sales during the quarter were $1,296 per ounce gold and $20 per ounce silver.  Net income totaled $7.1 million, or $0.13 per share.  Cash Flow from Mine Site Operations totaled $17.4 million.  The Company paid $1.6 million to shareholders in dividends or $0.03 per share during the quarter.  Gold and silver prices decreased 21.4% and 35.5%, respectively, from the first quarter of 2013.

“During the first quarter, the Company delivered strong operating results with production increasing 15% over the prior quarter,” stated Gold Resource Corporation’s CEO and President, Mr. Jason Reid.  “Equally important, we substantially drove down our total cash costs by 38% compared to the fourth quarter of 2013.  In addition, we continued to distribute our monthly dividend and increased our treasury by $4.5 million over the prior quarter.  With a strong first quarter, the Company is on track to meet its annual production outlook goal.”

Mr. Reid continued, “In the face of volatile precious metal prices, Gold Resource Corporation has demonstrated it can generate significant profits, build its treasury, and continue to reward shareholders through dividend distributions.  We will continue to challenge our team to identify additional cost savings opportunities at our operations while increasing future production.”

Below is a table of the key production statistics for our El Aguila Project during the three months ended March 31, 2014 and 2013.

Production and Sales Statistics - La Arista Underground Mine
	Three months ended March 31,
	2014	2013
Production Summary
Milled:
Tonnes Milled	104,349	76,184
Tonnes Milled per Day	1,159	846
Grade:
Average Gold Grade (g/t)	3.25	3.67
Average Silver Grade (g/t)	285	345
Average Copper Grade (%)	0.35	0.39
Average Lead Grade (%)	1.23	1.10
Average Zinc Grade (%)	3.43	2.79
Recoveries:
Average Gold Recovery (%)	91	88
Average Silver Recovery (%)	92	92
Average Copper Recovery (%)	80	84
Average Lead Recovery (%)	72	70
Average Zinc Recovery (%)	82	79
Mill production (before payable metal deductions)(1)
Gold (ozs.)	9,958	7,898
Silver (ozs.)	878,958	777,671
Copper (tonnes)	292	248
Lead (tonnes)	929	586
Zinc (tonnes)	2,920	1,676
Payable metal sold
Gold (ozs.)	8,586	8,953
Silver (ozs.)	766,535	863,152
Copper (tonnes)	259	305
Lead (tonnes)	812	642
Zinc (tonnes)	2,158	1,735
Average metal prices realized (2)
Gold (oz.)	$1,296	$1,648
Silver (oz.)	$20	$31
Copper (tonne)	$6,939	$7,996
Lead (tonne)	$2,091	$2,448
Zinc (tonne)	$2,050	$2,154
Precious metal gold equivalent ounces produced (mill production)(1)(4)
Gold Ounces	9,958	7,898
Gold Equivalent Ounces from Silver	13,776	14,432
Total Precious Metal Gold Equivalent Ounces	23,734	22,330
Precious metal gold equivalent ounces sold(3)(4)
Gold Ounces	8,586	8,953
Gold Equivalent Ounces from Silver	12,014	16,019
Total Precious Metal Gold Equivalent Ounces	20,600	24,972

Total cash cost (before by-product credits) per precious metal gold equivalent ounce sold (including royalties) (3)	$806	$825
Total cash costs, after by-product credits, per precious metal gold equivalent ounce sold (including royalties) (3)	$422	$515

(1)

Mill production represents metal contained in concentrates produced at the mill, which is before payable metal deductions are levied by the buyer of our concentrates. Payable metal deduction quantities are defined in our contracts with the buyer of our concentrates and represent an estimate of metal contained in the concentrates produced at our mill, for which the buyer cannot recover through the smelting process. There are inherent limitations and differences in the sampling method and assaying of estimated metal contained in concentrates that are shipped, and those contained metal estimates derived from sampling methods and assaying throughout the mill production process.  The Company monitors these differences to ensure that precious metal mill production quantities are materially correct.

(2)

Average metal prices realized vary from the market metal prices due to out of period settlement adjustments from our provisional invoices when they are settled. Our average metal prices realized will therefore differ from the market average metal prices in most cases.

(3)	A reconciliation of this Non-GAAP measure to total mine cost of sales, the most comparable U.S. GAAP measure, can be found below in “Non-GAAP Measures”.
(4)

Precious metal gold equivalent mill production for the first quarter of 2014 of 23,734 ounces differs from gold equivalent ounces sold for the same period of 20,600 due principally to buyer (smelter) concentrate processing deductions of approximately 2,123 gold equivalent ounces and an increase in gold equivalent ounces contained in ending inventory of approximately 1,011 ounces.

About GRC:

Gold Resource Corporation is a mining company focused on production and pursuing development of gold and silver projects that feature low operating costs and produce high returns on capital.  The Company has 100% interest in six potential high-grade gold and silver properties in Mexico’s southern state of Oaxaca.  The Company has 54,179,369 shares outstanding and no warrants.  Gold Resource Corporation offers shareholders the option to convert their cash dividends into physical gold and silver and take delivery.  For more information, please visit GRC’s website, located at www.Goldresourcecorp.com and read the Company’s 10-K for an understanding of the risk factors involved.

Cautionary Statements:

This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this press release, the words “plan”, “target”, "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the statements regarding Gold Resource Corporation’s strategy, future plans for production, future expenses and costs, future liquidity and capital resources, and estimates of mineralized material. All forward-looking statements in this press release are based upon information available to Gold Resource Corporation on the date of this press release, and the company assumes no obligation to update any such forward-looking statements. Forward looking statements involve a number of risks and uncertainties, and there can be no assurance that such statements will prove to be accurate. The Company's actual results could differ materially from those discussed in this press release. In particular, there can be no assurance that production will continue at any specific rate.  Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the Company’s 10-K filed with the SEC.

Contacts:

Corporate Development

Greg Patterson

303-320-7708

www.Goldresourcecorp.com

See Accompanying Tables

The following information summarizes the results of operations for Gold Resource Corporation for the three months ended March 31, 2014 and 2013, its financial condition at March 31, 2014 and December 31, 2013 and its cash flows for the three months ended March 31, 2014 and 2013.  The summary data for the three months ended March 31, 2014 is unaudited; the summary data for the year ended December 31, 2013 is derived from our audited financial statements contained in our annual report on Form 10-K for the year ended December 31, 2013, but do not include the footnotes and other information that is included in the complete financial statements.  Readers are urged to review the Company’s Form 10-K in its entirety, which can be found on the SEC's website at www.sec.gov.

The calculation of our cash cost per ounce contained in this press release is a non-GAAP financial measure.  Please see "Management's Discussion and Analysis and Results of Operation" contained in the Company’s most recent Form 10Q and Form 10-K.

GOLD RESOURCE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
for the three months ended March 31, 2014 and 2013
(U.S. dollars in thousands, except shares and per share amounts)
(Unaudited)

	2014	2013

Sales of metals concentrate, net	$31,152	$42,311
Mine cost of sales:
Production costs	14,221	16,867
Depreciation and amortization	745	536
Reclamation and remediation	-	29
Total mine cost of sales	14,966	17,432
Mine gross profit	16,186	24,879
Costs and expenses:
General and administrative expenses	3,013	4,385
Exploration expenses	1,288	3,299
Facilities and mine construction	-	4,848
Total costs and expenses	4,301	12,532
Operating income	11,885	12,347
Other income (expense)	469	(36)
Income before income taxes	12,354	12,311
Provision for income taxes	5,229	4,924
Net income	$7,125	$7,387
Other comprehensive income:
Currency translation gain	-	34
Comprehensive income	$7,125	$7,421
Net income per common share:
Basic:	$0.13	$0.14
Diluted:	$0.13	$0.13

Weighted average shares outstanding:
Basic	53,934,925	52,679,369
Diluted	54,697,710	55,586,031

GOLD RESOURCE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(U.S. dollars in thousands, except shares)
(Unaudited)

	March 31,	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$19,457	$14,973
Gold and silver bullion	3,793	3,801
Accounts receivable	6,442	2,307
Inventories	6,967	7,468
Income taxes receivable	1,216	6,488
Deferred tax assets	3,973	3,973
Prepaid expenses and other assets	4,687	5,808
Total current assets	46,535	44,818
Land and mineral rights	227	227
Property, equipment and mine development - net	21,506	18,127
Inventories	903	903
Deferred tax assets	27,663	27,663
Investments (including $2,512 and nil, respectively, measured at fair value)	2,743	231
Total assets	$99,577	$91,969
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,223	$2,873
Accrued expenses	5,011	5,613
Capital lease obligations	1,476	1,469
IVA taxes payable	1,762	925
Dividends payable	542	538
Total current liabilities	13,014	11,418
Capital lease obligations	2,015	2,387
Reclamation and remediation liabilities	2,883	2,887
Total liabilities	17,912	16,692
Shareholders' equity:
Preferred stock - $0.001 par value, 5,000,000 shares authorized:
no shares issued and outstanding	-	-
Common stock - $0.001 par value, 100,000,000 shares authorized:
54,515,767 and 54,115,767 shares issued and outstanding, respectively	55	54
Additional paid-in capital	88,665	88,044
Accumulated (deficit)	-	(5,766)
Treasury stock at cost, 336,398 shares	(5,884)	(5,884)
Accumulated other comprehensive (loss)	(1,171)	(1,171)
Total shareholders' equity	81,665	75,277
Total liabilities and shareholders' equity	$99,577	$91,969

GOLD RESOURCE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
for the three months ended March 31, 2014 and 2013
(U.S. dollars in thousands)
(Unaudited)

	2014	2013

Cash flows from operating activities:
Net income	$7,125	$7,387
Adjustments to reconcile net income to net cash
from operating activities:
Depreciation and amortization	810	653
Reclamation and remediation	-	29
Stock-based compensation	783	1,512
Unrealized foreign currency exchange loss (gain)	137	(119)
Impairment loss on gold and silver bullion	-	178
Unrealized gain due to changes in fair value of investments	(702)	-
Changes in operating assets and liabilities:
Accounts receivable	(4,176)	(4,887)
Inventories	496	942
Prepaid expenses and other assets	1,110	(1,677)
Accounts payable	1,331	1,910
Accrued expenses	(608)	1,469
IVA taxes payable/receivable	828	(1,216)
Income taxes payable/receivable	5,219	263
Net cash provided by operating activities	12,353	6,444
Cash flows from investing activities:
Capital expenditures	(4,190)	(3,682)
Purchases of gold and silver bullion	-	(485)
Proceeds from conversion of gold and silver bullion	8	664
Investments	(1,805)	(231)
Net cash used in investing activities	(5,987)	(3,734)
Cash flows from financing activities:
Proceeds from exercise of stock options	100	-
Dividends paid	(1,617)	(9,482)
Repayment of capital leases	(365)	-
Net cash used in financing activities	(1,882)	(9,482)
Effect of exchange rates on cash and equivalents	-	18
Net increase (decrease) in cash and cash equivalents	4,484	(6,754)
Cash and equivalents at beginning of period	14,973	35,780
Cash and equivalents at end of period	$19,457	$29,026

Supplemental Cash Flow Information
Interest paid	$85	$-
Income taxes paid	$-	$3,496